Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 6, 2013, Reliance Steel & Aluminum Co., a California corporation (“Reliance”), Metals USA Holdings Corp., a Delaware corporation (“Metals USA”) and RSAC Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, entered into an Agreement and Plan of Merger, pursuant to which RSAC Acquisition Corp., subject to the satisfaction or waiver of the conditions in the Agreement and Plan of Merger, will be merged with and into Metals USA (the “acquisition”), with Metals USA surviving as a wholly-owned subsidiary of Reliance.

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of Reliance and Metals USA, giving effect to the acquisition using the acquisition method of accounting. No effect has been given in the unaudited pro forma combined statement of income for operating benefits that may be realized through the combination of the entities and the elimination of certain non-recurring executive compensation and other corporate costs that Reliance does not expect to incur after taking control of Metals USA. The unaudited pro forma combined financial statements also reflect, among other things, financing transactions related to the acquisition (the “Metals USA Financing Transactions” and, together with the acquisition of Metals USA the “Metals USA Transactions”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2012 gives effect to the acquisition as if it had occurred on December 31, 2012. The unaudited pro forma combined statement of income for the year ended December 31, 2012 gives effect to the acquisition as if it had occurred on January 1, 2012.

The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Reliance that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Reliance at any future date or the consolidated results of operations of Reliance for any future period.

The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, based on currently available information and assumptions by management and it is expected that the estimated fair values will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements as a result of the completion of the Metals USA Transactions will depend on a number of factors, including additional information that will become available after the closing of the acquisition of Metals USA. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and such differences could be material.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and other information of Reliance included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein and Metals USA included in Metals USA’s consolidated financial statements, including the notes thereto, included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Certain Differences in Significant Accounting Policies

Based upon Reliance’s review of Metals USA’s summary of significant accounting policies disclosed in Metals USA’s financial statements included in Metals USA’s 2012 Annual Report on Form 10-K and discussions with Metals USA’s management, the nature and amount of any adjustments to the historical financial statements of Metals USA to conform their accounting policies to those of Reliance are not expected to be material with the exception of differences resulting from conforming inventory valuation methods. The pro forma summary financial results reflect Metals USA’s historical method for inventory valuation, which was the first-in, first-out (FIFO) method for the majority of its inventories. Our financial results reflect the use of the last-in, first-out (LIFO) valuation method for the majority of our inventories. Metals USA’s historical operating results could have been significantly impacted if the LIFO method of inventory valuation had been used in lieu of the FIFO method. Further review of Metals USA’s accounting policies and financial statements may result in required revisions to Metals USA’s policies and classifications to conform to those used by Reliance.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2012

(In millions)

			Pro Forma Adjustments
	Reliance Steel & Aluminum Co.	Metals USA Holdings Corp.	Metals USA Transactions	Other Pro Forma Adjustments		Pro Forma Combined
			A	B
Assets
Cash and cash equivalents	$97.6	$15.3	$—	$—		$112.9
Accounts receivable, net	807.7	196.5	—	—		1,004.2
Inventories	1,272.3	432.3	—	—		1,704.6
Prepaid and other current assets	40.9	4.9	—	—		45.8
Income tax receivable	28.4	—	—	—		28.4
Deferred income taxes	30.5	5.3	—	—		35.8

Total current assets	2,277.4	654.3	—	—		2,931.7

Property, plant and equipment, net	1,240.7	251.8	—	—	(i)	1,492.5
Goodwill	1,314.6	54.6	—	273.4	(ii)	1,642.6
Intangible assets, net	936.5	30.1	10.6	337.4	(iii)	1,314.6
Other assets	88.5	13.1	—	(11.0	)(iv)	90.6

Total assets	$5,857.7	$1,003.9	$10.6	$599.8		$7,472.0

Liabilities & Shareholders’ Equity
Accounts payable	$255.6	$98.1	$—	$—		$353.7
Accrued expenses	239.0	27.6	—	—		266.6
Current maturities of long-term debt	83.6	2.8	22.8	—		109.2

Total current liabilities	578.2	128.5	22.8	—		729.5

Long-term debt	1,123.8	448.8	784.8	—		2,357.4
Other long-term liabilities	122.0	17.2	—	—		139.2
Deferred income taxes	466.3	99.2	—	124.0	(v)	689.5

Reliance shareholders’ equity	3,558.4	310.2	(797.0)	475.8	(vi)	3,547.4
Non-controlling interests	9.0	—	—	—		9.0

Total equity	3,567.4	310.2	(797.0)	475.8		3,556.4

Total liabilities and equity	$5,857.7	$1,003.9	$10.6	$599.8		$7,472.0

RELIANCE STEEL & ALUMINUM CO.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

A.	Metals USA Transactions

Represents the pro forma adjustments for the offering of $500.0 million principal amount of notes, borrowings under a new term loan facility of $500.0 million, and borrowings of $246.6 million under our revolving credit facility to fund the acquisition of Metals USA. Also represents the pro forma adjustments relating to the purchase of all of the outstanding shares of Metals USA, including vested stock options and restricted shares, for $786.0 million and the assumption and repayment of $439.0 million of Metals USA’s outstanding debt. Anticipated direct acquisition costs of $11.0 million are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of retained earnings. Capitalization of $10.6 million estimated financing costs being incurred by Reliance in connection with the Metals USA Financing Transactions are also included.

B.	Other Pro Forma Adjustments

(i) Property, plant & equipment, net

Based on information currently available and discussions with Metals USA management, we do not believe material adjustments to the net book value of property, plant & equipment are needed to reflect them at fair value. This may change as more information becomes available to us and upon completion of our valuations.

(ii) Goodwill

The total transaction value of $1.23 billion is based on merger consideration of $786.0 million for all of the outstanding shares of Metals USA, including vested stock options and restricted shares, and the repayment by Reliance of amounts outstanding under Metals USA’s revolving credit facility and term loan of approximately $439.0 million. The excess of the consideration transferred over the fair values of the identifiable net assets acquired resulted in an adjustment to goodwill of approximately $273.4 million.

(iii) Identifiable intangible assets

Represents the pro forma adjustments to record the estimated fair values of identifiable intangible assets relating to trade names of approximately $196.0 million and certain customer relationships of $171.5 million from the acquisition based upon preliminary estimates. Trade names acquired are deemed to have indefinite useful lives since their economic lives are expected to approximate the lives of the acquired businesses. Customer relationship intangible assets are estimated to have a weighted average useful life of approximately 10 years. The fair values of these assets as well as related useful lives, as applicable, are subject to adjustments upon completion of our valuations.

(iv) Other assets

Represents the pro forma adjustments to write off the unamortized deferred financing costs of Metals USA of $11.0 million.

(v) Deferred Income Taxes

The deferred tax liability represents the pro forma adjustment for the temporary book/tax differences created from the recognition of the fair values of the acquired assets and liabilities assumed. These estimates are based on the estimated prospective statutory tax rate of approximately 38.0% for the combined company and could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(vi) Shareholders’ Equity

Represents the pro forma adjustments to reflect the elimination of the historical stockholders’ equity of Metals USA and the recognition of Reliance’s purchase price for Metals USA.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(In millions except share and per share amounts)

	Reliance Steel & Aluminum Co.	Metals USA Holdings Corp.	Pro Forma Adjustments		Pro Forma Combined
Net sales	$8,442.3	$1,983.6	$—		$10,425.9

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	6,235.4	1,530.4	—		7,765.8
Warehouse, delivery, selling, general and administrative	1,396.2	312.7	—		1,708.9
Depreciation and amortization	151.5	22.7	14.7	(i)	188.9
Gain on sale of property and equipment	—	(0.2)	—		(0.2)
Interest	58.4	36.3	(0.8	)(ii)	93.9
Loss on extinguishment of debt	—	6.3	—		6.3 (iii)
Other income, net	(8.6)	(0.1)	—		(8.7)

Income before income taxes	609.4	75.5	(13.9)		671.0
Income tax provision	201.1	22.8	(5.3	)(iv)	218.6

Net income	408.3	52.7	(8.6)		452.4
Less: Net income attributable to noncontrolling interests	4.8	—	—		4.8

Net income attributable to Reliance shareholders	$403.5	$52.7	$(8.6)		$447.6

Diluted earnings per common share attributable to Reliance shareholders	$5.33				$5.91

Weighted average shares outstanding — diluted	75,694,212				75,694,212

Basic earnings per common share attributable to Reliance shareholders	$5.36				$5.95

Weighted average shares outstanding — basic	75,216,955				75,216,955

RELIANCE STEEL & ALUMINUM CO.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Pro Forma Adjustments

(i) Depreciation and Amortization Expense

Reflects the pro forma effect on amortization expense of the recognition of identifiable intangible assets at their estimated fair values at the expected effective date of the acquisition. The amount of this adjustment may change as the values of the underlying asset valuations are finalized. Acquired amortizable intangible assets, primarily customer relationships intangible assets, were recorded at their estimated fair value of approximately $171.5 million and are estimated to have a weighted average estimated useful life of 10 years.

(ii) Interest Expense

Represents the pro forma adjustment for the elimination of interest expense related to the assumed and repaid debt of Metals USA of approximately $439.0 million and the addition of interest expense related to new debt incurred by Reliance in connection with the acquisition of Metals USA, comprised of the offering of $500.0 million principal amount of notes, borrowings under a new term loan of $500.0 million, and $246.6 million of borrowings under our revolving credit facility. For the purposes of the pro forma statement of income, we have assumed an interest rate of 4.5% in respect of the proposed notes offering, an interest rate of 1.74%, based on LIBOR plus 1.50%, in respect of the new term loan, and an interest rate of 1.74%, based on LIBOR plus 1.50%, in respect of the existing revolving credit facility. The variable interest rates used are based on the applicable margin under our revolving credit facility and the new term loan based on our pro forma leverage ratio and the average LIBOR rate we paid on our revolving credit facility during the year ended December 31, 2012. A change of 0.125% in the applicable interest rates on the notes and borrowings would result in a change of $1.6 million in our interest expense on an annual basis.

(iii) Loss on Extinguishment of Debt

Metals USA’s loss on extinguishment of debt is a non-recurring expense relating to the refinancing of certain debt which is being assumed and repaid by Reliance. Consequently, this loss will not have a continuing impact on the net income or earnings per share of the combined company.

(iv) Income Tax Provision

Reflects the pro forma effect on combined income tax expense of the above adjustments, determined based on the estimated prospective statutory tax rate of 38.0% for the combined company. This estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

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